Exhibit (d)(24)

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, made by and between Alpha Architect ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of the fund or funds listed on Schedule A attached hereto (individually, a “Fund,” and collectively, the “Funds”), and Empowered Funds, LLC, a Pennsylvania limited liability company (the “Adviser”) effective as of December 13, 2021 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments; and

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services; and

WHEREAS, the Trust has selected the Adviser to serve as the investment adviser for each Fund effective as of that Fund’s commencement of operations.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. (a) The Trust, on behalf of each Fund, hereby employs the Adviser to manage the investment and reinvestment of each such Fund’s assets, subject to the direction of the Board of Trustees (the “Board”) and the officers of the Trust, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust or a Fund in any way, or in any way be deemed an agent of the Trust or a Fund. The Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of each Fund and shall record and implement such decisions and shall furnish the Board with such information and reports regarding each Fund’s investments as the Adviser deems appropriate or as the Board may reasonably request. Subject to compliance with the requirements of the 1940 Act, the Adviser may retain as a sub-adviser to a Fund, at the Adviser’s own expense, any investment adviser registered under the Advisers Act.

(b) The Adviser shall have the authority hereunder to select and retain sub-advisers, including an affiliated person (as defined under the 1940 Act) of the Adviser (each, a “Sub-Adviser”), for each of the Funds referenced in Schedule A to perform some or all of the services for which the Adviser is responsible pursuant to this Agreement. The Adviser shall supervise the activities of the Sub-Adviser(s), and the retention of a Sub-Adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement. Any such Sub-Adviser shall be registered and in good standing with the SEC and capable of performing its sub-advisory duties pursuant to a sub-advisory agreement approved by the Board and, except as otherwise permitted by the 1940 Act or by rule or regulation, a vote of a majority of the outstanding voting securities of the applicable Fund. The Adviser will compensate each Sub Adviser for its services to each applicable Fund.

2. During the term of this Agreement, the Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay, or require a Sub-Adviser to pay, all expenses incurred by the Funds except for the fee paid to the Adviser pursuant to this Agreement, payments under any distribution plan adopted pursuant to Rule 12b-1, brokerage expenses, acquired fund fees and expenses (including affiliated funds’ fees and expenses), taxes (including tax-related services), interest (including borrowing costs), litigation expenses (including class action-related services) and other non-routine or extraordinary expenses.

3. (a) The Adviser shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to obtaining the best price and execution reasonably available, the Adviser is authorized to place orders for the purchase and sale of portfolio securities for each Fund with such broker-dealers as it may select from time to time. Subject to subparagraph (b) below, the Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to such Funds, to the Adviser, or to any other client for which the Adviser provides investment advisory services. The Adviser also agrees that it will cooperate with the Trust to allocate brokerage transactions to brokers or dealers who provide benefits directly to a Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

(b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust, the Adviser is authorized to cause each Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Adviser exercises investment discretion.

(c) The Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, any sub-adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the U.S. Securities and Exchange Commission (“SEC”). Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

(d) The Adviser is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of such Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Adviser in accordance with the Adviser’s written policy.

(e) Members and employees of the Adviser may be trustees, officers or employees of the Trust.

(f) The Board has the authority to determine how proxies with respect to securities that are held by the Funds shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Fund’s securities to the Adviser. So long as proxy voting authority for a Fund has been delegated to the Adviser, the Adviser shall exercise its proxy voting responsibilities. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time. The Trust acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies for a Fund to the Fund’s Sub-Adviser(s).

4. (a) As compensation for the services to be rendered to the Funds by the Adviser under the provisions of this Agreement, the Trust on behalf of each Fund shall pay to the Adviser from the relevant Fund’s assets an annual advisory fee equal to the amount of the daily average net assets of such Fund shown on Schedule A attached hereto, payable on a monthly basis.

(b) If this Agreement is terminated prior to the end of any calendar month, the advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(c) The Adviser shall look exclusively to the assets of the relevant Fund for payment of that Fund’s advisory fee.

5. The services to be rendered by the Adviser to the Trust on behalf of a Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual.

6. In accordance with the 1940 Act and the Advisers Act, if there is a change in the membership of the Adviser, which is a limited liability company, the Adviser shall, within a reasonable time after such change, notify the Trust and the Board of the change.

7. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties to a Fund, the Adviser shall not be liable to the Trust, a Fund or to any Trustee or shareholder of the Trust or a Fund for any loss or damage arising from any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment or security, or otherwise.

8. (a) This Agreement shall be executed and become effective as of the date written below if approved by (i) the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person (or, if then-permitted by law, rule, or regulatory guidance, virtually) at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of a Fund. It shall continue in effect for an initial period of two years from the Effective Date, unless terminated earlier pursuant to Paragraph 8(d) (the earlier of such two year period or the termination pursuant to Paragraph 8(d) shall be referred to as the “Initial Term”). This Agreement may be renewed annually after the conclusion of the Initial Term only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of a Fund and only if the terms and the renewal of this Agreement have been approved by the vote of a majority of the Independent Trustees, cast in person (or virtually, if permitted) at a meeting called for the purpose of voting on such approval).

(b) No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of a Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of Independent Trustees, cast in person (or virtually, if permitted) at a meeting called for the purpose of voting on such approval).

(c) In connection with such renewal or amendment, it shall be the duty of the Board to request and evaluate, and the duty of the Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any amendment thereto.

(d) Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty days’ written notice to the Adviser of the Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of a Fund. The Adviser may terminate this Agreement at any time, without the payment of penalty, on sixty days’ written notice to the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Adviser the fee provided in Paragraph 4 hereof. This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph. This Agreement may be terminated with respect to only one Fund and, in such case, this Agreement shall continue in full force and effect in accordance with its terms with respect to the other Fund.

9. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

10. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

11. (a) The Trust expressly agrees and acknowledges that the names “Alpha Architect” and “Empowered Funds” are the sole property of the Adviser or its related company (collectively, “AA”), and, with respect to such names, that similar names may from time to time be used by other funds in the investment business that are affiliated with AA. AA has consented to the use by the Trust of the identifying words “Alpha Architect” and has granted to the Trust a nonexclusive license to use the name “Alpha Architect” as part of the name of the Trust and the name of any series of shares, including the Funds. The Trust further expressly agrees and acknowledges that the non-exclusive licenses granted herein may be terminated by AA if the Trust ceases to use AA, an affiliate of AA or their successors as investment adviser. In such event, the non-exclusive licenses granted herein may be revoked by AA and the Trust shall cease using the names “Alpha Architect” as part of its name or the name of any series of shares, including the Fund, unless otherwise consented to by AA or any successor to its interests in such name.

(b) The Trust further understands and agrees that so long as AA and/or its affiliates shall continue to serve as the Trust’s investment adviser, other mutual funds or other investment products that may be sponsored or advised by AA and/or its affiliates shall have the right permanently to adopt and to use the words “Alpha Architect” and “Empowered Funds” in their name and in the name of any series or class of shares of such funds or other investment products.

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IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers the Effective Date.

Alpha Architect ETF Trust
On behalf of its series funds listed on Schedule A
attached hereto

Attest:	/s/ Patrick Cleary	By:	/s/ Michael Pagano, Ph.D.
		Name:	Michael Pagano, Ph.D.
		Title:	Trustee

EMPOWERED FUNDS, LLC

Attest:	/s/ Patrick Cleary	By:	/s/ Wesley R. Gray
		Name:	Wesley R. Gray
		Title:	Manager

Schedule A

to the

Investment Advisory Agreement

by and between

Alpha Architect ETF Trust and

Empowered Funds, LLC

Funds	Fee
The Generation Z ETF	0.60%

Sch. A-1